Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

VolitionRX Limited

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2015 Stock Incentive Plan, as amended, of VolitionRX Limited of our report dated March 9, 2017, with respect to the consolidated financial statements of VolitionRX Limited included in its Annual Report (Form 10-K) for the years ended December 31, 2016 and 2015, filed with the Securities and Exchange Commission.

/s/ Sadler Gibb & Associates

Salt Lake City, UT

October 20, 2017